Gladstone Investment Corporation Underwriters Exercise their Over-allotment Option

McLean, VA., July 14, 2005: Gladstone Investment Corporation (NASDAQ: GAIN) (the “Company”) announced today that it has closed on the underwriters’ over-allotment option in connection with its previously announced initial public offering of 14,400,000 shares of common stock. The underwriters exercised in full their option to purchase from the Company an additional 2,160,000 shares of common stock. The exercise of the over-allotment option brought the total number of shares sold in the initial public offering to 16,560,000 and provided the Company with an additional $30,132,000 in net proceeds. Total net proceeds received by the Company from the offering are now estimated to be approximately $229.7 million after underwriting discounts and estimated offering expenses.

The underwriters of the offering were Ferris, Baker Watts, Incorporated, Jefferies & Company, Inc., RBC Capital Markets, BB&T Capital Markets, Oppenheimer & Co., Stifel, Nicolaus & Company, J.J.B. Hilliard, W.L. Lyons, Inc. and Wunderlich Securities, Inc. The Company’s common stock began trading June 23 on NASDAQ under the ticker “GAIN.”

The final prospectus related to the offering is available on the Company’s website, listed under Securities and Exchange Commission’s filings at http://www.GladstoneInvestment.com/secfilings.htm. A prospectus may also be obtained through the SEC website at www.SEC.gov. A paper copy may be obtained by writing to Gladstone Management Corporation, Investor Relations, 1521 Westbranch Drive, Suite 200, McLean, VA 22102 or by email at Kelly.Sargent@GladstoneManagement.com.

Gladstone Investment Corporation is an investment company that seeks to make debt and equity investments in small and mid-sized private businesses in the U.S. in connection with acquisitions, changes in control and recapitalizations. For more information please visit our website at http://www.GladstoneInvestment.com.

For further information contact our Investor Relations Manager, Kelly Sargent at 703-287-5835.

This press release may include statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “estimated,” “approximately” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk factors” of the Company’s Registration Statement on Form N-2, as filed with the Securities and Exchange Commission on June 22, 2005. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.